EXHIBIT 99.1

Allscripts Announces Fourth Quarter 2014 and Full-Year Results

  Fourth quarter bookings of $244 million and $923 million for the full year
  2014 full-year adjusted EBITDA grows 11 percent and free cash flow improves by over $70 million for the year
  Provides 2015 outlook for revenue, adjusted EBITDA and earnings per share

CHICAGO, Feb. 26, 2015 (GLOBE NEWSWIRE) -- Allscripts Healthcare Solutions, Inc. (Nasdaq:MDRX) (Allscripts) announced its financial results for the three months and year ended December 31, 2014.

Fourth Quarter and Full Year Bookings Highlights:

Bookings(1) in the fourth quarter were $244 million compared with $274 million in the fourth quarter of 2013, an 11% decline. Fourth quarter 2014 bookings reflect double-digit growth in ambulatory solutions, managed IT services, and international sales compared with the fourth quarter of 2013. Partially offsetting this growth was a decline in client demand for patient portal solutions, a requirement for meeting Meaningful Use 2 (MU2). This demand positively impacted bookings results during the second half of 2013 as well as the first half of 2014.

On a sequential basis, and consistent with historical seasonal trends, bookings grew 10 percent in the fourth quarter of 2014 compared with $223 million in the third quarter of 2014. Population Health Management(2) bookings grew compared with the third quarter of 2014 and contributed materially to overall bookings results for the fourth quarter and all of 2014. Fourth quarter Software-as-a-Service-based or subscription-based (collectively, SaaS) bookings were 48 percent of total bookings, compared with 44 percent in the fourth quarter of 2013 and 42 percent in the third quarter of 2014.

For the full year, bookings were $923 million, a 2 percent increase over 2013. SaaS bookings constituted 44 percent of total bookings compared with 36 percent in 2013.

Contract revenue backlog as of December 31, 2014 totaled $3.4 billion, which was comparable with the prior-year amount.

Paul M. Black, President and Chief Executive Officer of Allscripts, stated: "Allscripts fourth quarter non-GAAP EPS increased despite a lack of revenue growth in the quarter. The Company also generated strong operating cash flow in the fourth quarter, which drove a significant improvement in free cash flow for 2014 compared with 2013. In addition, the investments we have made to improve our solutions are driving higher client satisfaction and positioning Allscripts for long-term growth.

"We are optimistic about the sustainability of several business trends creating a foundation of stability and a trajectory for growth and continued innovation. We achieved a healthy mix of add-on sales across Allscripts clients in 2014, reflecting the nearly half a billion dollars we have spent on research and development over the last two years. In addition, our improved client execution is driving an increasing interest in and recognition of Allscripts advanced, OPEN technology. As a result, we continue to add new clients globally and across the continuum of care. We also are adding new services offerings and positioning Allscripts as the preferred partner for all healthcare providers to transition, both financially and clinically, to value-based care."

Fourth Quarter 2014 Highlights

Revenue totaled $343 million and $341 million on a non-GAAP and GAAP basis, respectively, a decline of 3 percent on both a non-GAAP and GAAP basis, compared with $354 million and $351 million, respectively, in the fourth quarter of 2013. Recurring revenue increased $8 million compared with the fourth quarter of 2013.   This includes SaaS revenue, which grew 9 percent compared with the fourth quarter of 2013. Non-recurring revenue, consisting of systems sales and professional services revenue, declined $18 million compared with the fourth quarter of 2013.

Fourth quarter 2014 gross margin was 43.9 percent on a non-GAAP basis and 40.0 percent on a GAAP basis, compared with 44.4 percent and 39.4 percent, respectively, in the fourth quarter of 2013.

Total operating expenses declined 9 percent on a non-GAAP basis and 19 percent on a GAAP basis in the fourth quarter of 2014 compared with the fourth quarter of 2013. The decline in operating expenses reflects initiatives to decrease corporate SG&A expenses, streamline business functions, and leverage prior investments in research and development.

Adjusted EBITDA increased 8 percent to $52 million in the fourth quarter of 2014, compared with $49 million in the fourth quarter of 2013.

On a non-GAAP basis, Allscripts effective tax rate was 35 percent in the fourth quarter of 2014, compared with 32 percent in the fourth quarter of 2013.  On a GAAP basis, Allscripts recorded an income tax benefit of approximately $4 million in the fourth quarter of 2014, compared with an income tax benefit of $14 million in the fourth quarter of 2013.

Fourth quarter 2014 non-GAAP net income totaled $17 million compared with $14 million in the fourth quarter of 2013. Fourth quarter 2014 GAAP net loss totaled $2 million compared with a net loss of $21 million in the fourth quarter of 2013.

Fourth quarter 2014 non-GAAP earnings per share were $0.09 compared with $0.08 in the fourth quarter of 2013. Fourth quarter 2014 GAAP loss per share was $0.01 compared with a loss per share of $0.12 in the fourth quarter of 2013.

Full Year Financial Highlights:

For the full year 2014, revenue totaled $1.39 billion and $1.38 billion on a non-GAAP and GAAP basis, respectively, compared with $1.38 billion and $1.37 billion, respectively, in 2013. 2014 revenue performance was impacted, in part, by a decline of approximately $28 million of predominantly low-margin, non-recurring revenue in 2014, including lower hardware revenue resulting from Allscripts ongoing transition to a predominantly SaaS-based business model.

For the full year 2014, Allscripts recurring revenue totaled 77 percent of total revenue compared with 74 percent in 2013. This increase was driven in part by a 13 percent increase in SaaS revenue in 2014 compared with 2013.

For 2014, operating expenses declined 5 percent on a non-GAAP basis and 11 percent on a GAAP basis compared with 2013.

For 2014, Adjusted EBITDA increased 11 percent to $199 million, compared with $180 million in 2013.

On a non-GAAP basis, Allscripts effective tax rate was 35 percent in 2014, compared with 28 percent in 2013. On a GAAP basis, Allscripts recorded an income tax benefit of approximately $2 million in 2014, compared with an income tax benefit of $44 million in 2013.

For the full year 2014, non-GAAP net income totaled $56 million compared with $48 million in 2013. 2014 GAAP net loss totaled $67 million compared with a net loss of $104 million in 2013.

For the full year 2014, non-GAAP earnings per share were $0.31 compared with $0.27 in 2013 and GAAP loss per share was $0.37 compared with a loss per share of $0.59 in 2013.

Financial Guidance:

Allscripts is introducing annual guidance that replaces Allscripts prior three-year guidance for revenue and Adjusted EBITDA, which was issued in the first quarter of 2014. Allscripts currently expects to achieve the following financial results in 2015:

  Revenue between $1.43 billion and $1.46 billion.
  Adjusted EBITDA between $230 million and $250 million.
  2015 non-GAAP earnings per share between $0.42 and $0.50 per diluted share.

A reconciliation of reported net income to adjusted EBITDA, as well as GAAP and non-GAAP earnings per share, is expected to be provided consistent with the reconciling items provided in this earnings release within Tables 4 and 5.

For a complete reconciliation of GAAP and non-GAAP items, see the explanation of non-GAAP financial measures as well as the GAAP and non-GAAP reconciliation financial tables in this release.

Conference Call:

Allscripts will conduct a conference call today, Thursday, February 26, 2015, at 4:30 PM Eastern Standard Time to discuss its earnings release and other information. Participants may access the conference call via webcast at http://investor.allscripts.com.

A replay of the call will be available approximately two hours after the conclusion of the call, for a period of two weeks, on the Allscripts investor relations website or by calling (855) 859-2056 or +1 (404) 537-3406 - Conference ID # 62359194.

Supplemental and non-GAAP financial information also will be available at http://investor.allscripts.com.

Footnotes

(1) Bookings reflect the value of executed contracts for software, hardware, professional services, remote hosting, outsourcing and subscription-based services.

(2) Population health management solutions are comprised of Allscripts Care Management™, Allscripts dbMotion, Allscripts FollowMyHealth™, Allscripts Patient Flow™, and Allscripts Care Director™, as well as Allscripts post-acute, decision support and clinical analytics solutions.

About Allscripts

Allscripts (Nasdaq:MDRX) is a leader in healthcare information technology solutions that advance clinical, financial and operational results. Our innovative solutions connect people, places and data across an Open, Connected Community of Health™. Connectivity empowers caregivers to make better decisions and deliver better care for healthier populations. To learn more, visit www.allscripts.com, Twitter, YouTube and It Takes A Community: The Allscripts Blog.

© 2015 Allscripts Healthcare, LLC and/or its affiliates. All Rights Reserved.

Allscripts, the Allscripts logo, and other Allscripts marks are trademarks of Allscripts Healthcare, LLC and/or its affiliates. All other products are trademarks of their respective holders, all rights reserved. Reference to these products is not intended to imply affiliation with or sponsorship of Allscripts Healthcare, LLC and/or its affiliates.

Forward-Looking Statements

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on the current beliefs and expectations of Allscripts management, only speak as of the date that they are made, and are subject to significant risks and uncertainties.  Such statements can be identified by the use of words such as  "future," "anticipates," "believes," "estimates," "expects," "intends," "plans," "predicts," "will," "would," "could," "can," "may," and similar terms. Actual results could differ from those set forth in the forward-looking statements, and reported results should not be considered an indication of future performance.  Certain factors that could cause Allscripts' actual results to differ materially from those described in the forward-looking statements include, but are not limited to: Allscripts' failure to compete successfully; consolidation in Allscripts' industry; current and future laws, regulations and industry initiatives; increased government involvement in Allscripts' industry; the failure of markets in which Allscripts operates to develop as quickly as expected; Allscripts' or its customers' failure to see the benefits of government programs; changes in interoperability or other regulatory standards; the effects of the realignment of Allscripts' sales, services, and support organizations; market acceptance of Allscripts' products and services; the unpredictability of the sales and implementation cycles for Allscripts' products and services; Allscripts' ability to manage future growth; Allscripts' ability to introduce new products and services; Allscripts' ability to establish and maintain strategic relationships; risks related to the acquisition of new companies or technologies; the performance of Allscripts' products; Allscripts' ability to protect its intellectual property rights; the outcome of legal proceedings involving Allscripts; Allscripts' ability to hire, retain and motivate key personnel; performance by Allscripts' content and service providers; liability for use of content; security breaches; price reductions; Allscripts' ability to license and integrate third party technologies; Allscripts' ability to maintain or expand its business with existing customers; risks related to international operations; changes in tax rates or laws; business disruptions; Allscripts' ability to maintain proper and effective internal controls; and asset impairment charges.  Additional information about these and other risks, uncertainties, and factors affecting Allscripts' business is contained in Allscripts' filings with the Securities and Exchange Commission.  Allscripts does not undertake to update forward-looking statements to reflect changed assumptions, the impact of circumstances or events that may arise after the date of the forward-looking statements, or other changes in its business, financial condition, or operating results over time.

Table 1
Allscripts Healthcare Solutions, Inc.
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)

	December 31,	December 31,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$53.2	$63.0
Accounts receivable, net	331.6	313.5
Deferred taxes, net	35.6	55.5
Prepaid expenses and other current assets	102.4	107.9
Total current assets	522.8	539.9
Long-term marketable securities	1.3	1.3
Fixed assets, net	145.8	174.0
Software development costs, net	86.2	88.2
Intangible assets, net	403.4	456.0
Goodwill	1,200.7	1,189.6
Deferred taxes, net	0.7	7.4
Other assets	147.3	163.3
Total assets	$2,508.2	$2,619.7

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$70.8	$73.0
Accrued expenses	79.0	96.5
Accrued compensation and benefits	51.1	80.2
Deferred revenue	293.0	251.0
Current maturities of long-term debt and capital lease obligations	27.5	16.4
Total current liabilities	521.4	517.1
Long-term debt	548.7	545.1
Deferred revenue	23.2	29.1
Deferred taxes, net	55.4	79.7
Other liabilities	75.3	130.6
Total liabilities	1,224.0	1,301.6
Total stockholders' equity	1,284.2	1,318.1
Total liabilities and stockholders' equity	$2,508.2	$2,619.7

Table 2
Allscripts Healthcare Solutions, Inc.
Condensed Consolidated Statements of Operations
(In millions, except per-share amounts)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Revenue:
System sales	$21.6	$27.6	$92.2	$113.6
Professional services	50.5	61.2	218.1	230.5
Maintenance	118.0	120.1	466.1	471.9
Transaction processing and other	150.8	142.1	601.5	557.1
Total revenue	340.9	351.0	1,377.9	1,373.1
Cost of revenue:
System sales	9.2	13.1	35.1	54.3
Professional services	45.1	52.8	191.9	215.1
Maintenance	35.5	36.1	146.7	143.9
Transaction processing and other	95.0	88.1	377.0	340.1
Amortization of software development and acquisition-related assets (a)	19.7	22.7	81.2	85.2
Total cost of revenue	204.5	212.8	831.9	838.6
Gross profit	136.4	138.2	546.0	534.5
Selling, general and administrative expenses	85.1	109.2	358.7	419.6
Research and development	41.5	47.9	192.8	199.8
Asset impairment charges	0.3	1.0	2.4	11.5
Amortization of acquisition-related intangible assets	8.9	7.6	31.3	31.2
Income (loss) from operations	0.6	(27.5)	(39.2)	(127.6)
Interest expense (b)	(7.3)	(7.0)	(29.3)	(28.0)
Other income (expense), net	0.1	(0.2)	0.4	7.3
Loss before income taxes	(6.6)	(34.7)	(68.1)	(148.3)
Income tax benefit	4.4	14.1	1.6	44.3
Net loss	($2.2)	($20.6)	($66.5)	($104.0)

Loss per share - basic and diluted	($0.01)	($0.12)	($0.37)	($0.59)

Weighted average common shares outstanding:
Basic	180.3	178.5	179.8	177.0
Diluted	180.3	178.5	179.8	177.0

(a) Amortization of software development and acquisition-related assets includes:
Amortization of capitalized software development costs	$11.0	$11.4	$46.1	$44.1
Amortization of acquisition-related intangible assets	8.7	11.3	35.1	41.1
	$19.7	$22.7	$81.2	$85.2

(b) Interest expense includes the following non-cash expenses for the periods presented:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013

Amortization of 1.25% Cash Convertible Notes original issue discount	$ 2.6	$ 2.5	$ 10.3	$ 5.3
Write-off of unamortized deferred debt issuance costs	0.0	0.0	0.0	3.9
	$ 2.6	$ 2.5	$ 10.3	$ 9.2

Table 3
Allscripts Healthcare Solutions, Inc.
Condensed Consolidated Statements of Cash Flows
(In millions)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Cash flows from operating activities:
Net loss	($2.2)	($20.6)	($66.5)	($104.0)
Non-cash adjustments to net loss:
Depreciation and amortization	42.7	47.0	174.3	178.8
Stock-based compensation expense	7.1	9.2	39.3	37.0
Other non-cash charges (credits), net	(2.8)	(9.6)	6.3	(34.9)
Total non-cash adjustments to income	47.0	46.6	219.9	180.9
Cash impact of changes in operating assets and liabilities	6.7	(8.3)	(49.9)	4.1
Net cash provided by operating activities	51.5	17.7	103.5	81.0
Cash flows from investing activities:
Capital expenditures	(5.7)	(17.1)	(26.4)	(74.1)
Capitalized software	(12.4)	(11.6)	(40.7)	(42.1)
Cash paid for business acquisitions, net of cash acquired	0.0	0.0	(20.2)	(148.8)
Purchases of marketable securities, other investments and related intangible assets	0.0	0.0	(21.5)	0.0
Sales and maturities of other investments	0.0	0.1	0.0	12.9
Proceeds from sale of fixed assets	0.0	0.0	0.1	0.0
Net cash used in investing activities	(18.1)	(28.6)	(108.7)	(252.1)
Cash flows from financing activities:
Net proceeds from issuance of 1.25% senior cash convertible notes, net of issuance costs	0.0	(0.4)	0.0	305.1
Stock-based compensation-related (payments) receipts, net	(3.9)	(1.1)	(8.9)	5.6
Payments of acquisition financing obligations	0.0	0.0	0.0	(29.7)
Senior secured debt borrowings (payments), net of financing costs	(13.3)	14.7	4.6	(149.1)
Net cash (used in) provided by financing activities	(17.2)	13.2	(4.3)	131.9
Effect of exchange rate changes on cash and cash equivalents	(0.3)	(0.1)	(0.3)	(1.8)
Net increase (decrease) in cash and cash equivalents	15.9	2.2	(9.8)	(41.0)
Cash and cash equivalents, beginning of period	37.3	60.8	63.0	104.0
Cash and cash equivalents, end of period	$53.2	$63.0	$53.2	$63.0

Table 4
Allscripts Healthcare Solutions, Inc.
Condensed Non-GAAP Financial Information
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Total revenue, as reported	$340.9	$351.0	$1,377.9	$1,373.1

Deferred revenue and other adjustments	2.3	2.6	11.6	9.8
Total non-GAAP revenue	$343.2	$353.6	$1,389.5	$1,382.9

Gross profit, as reported	$136.4	$138.2	$546.0	$534.5

Deferred revenue and other adjustments	2.3	2.6	11.6	9.8
Acquisition-related amortization	8.7	11.3	35.1	41.1
Stock-based compensation expense	1.3	1.3	5.9	5.6
Non-recurring expenses and transaction-related costs (a)	2.2	3.5	8.6	12.2
Total non-GAAP gross profit	$150.9	$156.9	$607.2	$603.2

Operating income (loss), as reported	$0.6	($27.5)	($39.2)	($127.6)

Deferred revenue and other adjustments	2.3	2.6	11.6	9.8
Acquisition-related amortization	17.6	18.9	66.4	72.3
Stock-based compensation expense	7.1	9.2	39.3	37.0
Non-recurring expenses and transaction-related costs (a)	2.7	20.8	25.1	74.0
Non-cash asset impairment charges	0.3	1.0	2.4	11.5
Total non-GAAP operating income	$30.6	$25.0	$105.6	$77.0

Net loss, as reported	($2.2)	($20.6)	($66.5)	($104.0)

Deferred revenue and other adjustments	1.6	1.8	7.6	7.2
Acquisition-related amortization	11.5	12.9	43.2	52.5
Stock-based compensation expense	4.6	6.3	25.6	26.8
Non-recurring expenses and transaction-related costs	1.6	14.2	16.1	54.0
Non-cash asset impairment charges	0.2	0.6	1.6	8.6
Non-cash charges to interest expense and other	1.7	1.8	6.5	7.4
Tax rate alignment	(2.1)	(3.0)	22.2	(4.3)
Non-GAAP net income	$16.9	$14.0	$56.3	$48.2

Non-GAAP effective tax rate	35%	32%	35%	28%

Weighted shares outstanding - diluted	180.3	178.5	179.8	177.0

Loss per share - diluted, as reported	($0.01)	($0.12)	($0.37)	($0.59)

Non-GAAP earnings per share - diluted	$0.09	$0.08	$0.31	$0.27

Note: all adjustments to reconcile GAAP to non-GAAP net income are net of tax.
(a) Non-recurring expenses and transaction-related costs included in cost of revenue and operating expenses are comprised of the following for the periods presented:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013

Cost of revenue:
MyWay and other product consolidation costs included in cost of revenue	$2.2	$3.5	$8.6	$12.2
Operating expenses:
Severance and other costs	$0.4	$11.1	$6.3	$42.5
MyWay product consolidation	--	4.5	6.4	11.3
Transaction-related costs	0.1	1.7	3.8	8.0
Total non-recurring expenses and transaction-related costs included in operating expenses	$0.5	$17.3	$16.5	$61.8

Total non-recurring expenses and transaction related costs	$2.7	$20.8	$25.1	$74.0

Table 5
Allscripts Healthcare Solutions, Inc.
Non-GAAP Financial Information - Adjusted EBITDA
(In millions)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Total revenue, as reported	$340.9	$351.0	$1,377.9	$1,373.1
Deferred revenue and other adjustments	2.3	2.6	11.6	9.8
Total non-GAAP revenue	$343.2	$353.6	$1,389.5	$1,382.9

Net loss, as reported	($2.2)	($20.6)	($66.5)	($104.0)

Deferred revenue and other adjustments	2.3	2.6	11.6	9.8
Depreciation and amortization	42.7	47.0	174.3	178.8
Stock-based compensation expense	7.1	9.2	39.3	37.0
Non-recurring expenses and transaction-related costs (a)	2.7	19.5	24.2	71.5
Non-cash asset impairment charges	0.3	1.0	2.4	11.5
Interest expense and other income net (b)	3.8	3.9	15.3	19.5
Tax provision/(benefit)	(4.4)	(14.1)	(1.6)	(44.3)

Adjusted EBITDA	$52.3	$48.5	$199.0	$179.8

Adjusted EBITDA margin (c)	15%	14%	14%	13%

(a) Depreciation expense totaling $0.0 million and $1.3 million has been excluded from non-recurring expenses for the three months ended December 31, 2014 and 2013, respectively, and $0.9 million and $2.5 million for the year ended December 31, 2014 and 2013, respectively, since these amounts are also included in depreciation and amortization.
(b) Interest expense (income) and other (income) expense has been adjusted from the amounts presented in the statements of operations in order to remove the amortization of the fair value of the cash conversion option embedded in the 1.25% Cash Convertible Notes and deferred debt issuance costs from interest expense since such amortization is also included in depreciation and amortization.
(c) Adjusted EBITDA margin is calculated by dividing adjusted EBITDA by total non-GAAP revenue.

Explanation of Non-GAAP Financial Measures

Allscripts reports its financial results in accordance with U.S. generally accepted accounting principles, or GAAP. To supplement this information, Allscripts presents in this release non-GAAP revenue, gross profit, SG&A, operating expense, operating income and net income, including non-GAAP net income on a per share basis, non-GAAP effective income tax rate, and Adjusted EBITDA and free cash flow, which are non-GAAP financial measures under Section 101 of Regulation G under the Securities Exchange Act of 1934, as amended.

  Non-GAAP revenue consists of GAAP revenue as reported and adds back deferred revenue and other adjustments recorded for GAAP purposes.
  Non-GAAP gross profit consists of GAAP gross profit as reported and adds back deferred revenue and other adjustments booked for GAAP purposes and excludes acquisition-related amortization, stock-based compensation expense, and non-recurring expenses and transaction-related costs. Non-GAAP gross margin consists of non-GAAP gross profit as a percentage of non-GAAP revenue, as defined above. For the fourth quarter of 2014, non-GAAP gross margin totaled 43.9 percent, consisting of non-GAAP gross profit of $150.9 million divided by total non-GAAP revenue of $343.2 million. For the fourth quarter of 2013, non-GAAP gross margin totaled 44.4, percent consisting of non-GAAP gross profit of $156.9 million divided by total non-GAAP revenue of $353.6 million. Reconciliations to total non-GAAP revenue and total non-GAAP gross profit are found in Table 4 within this press release.
  Non-GAAP operating expense consists of GAAP selling, general and administrative expenses (SG&A) and research and development expense (R&D), as reported, and excludes non-recurring expenses and transaction-related costs and stock-based compensation expense recorded to SG&A and R&D. For the fourth quarter of 2014, non-GAAP operating expense totaled $120.2 million consisting of $85.1 million of GAAP SG&A and $41.5 million of GAAP R&D expense and excludes $0.5 million of total non-recurring expense and transaction-related costs and $5.9 million of stock-based compensation expense recorded to SG&A and R&D. For the fourth quarter of 2013, non-GAAP operating expense totaled $131.9 million consisting of $109.2 million of GAAP SG&A and $47.9 million of GAAP R&D expense and excludes $17.3 million of total non-recurring expense and transaction-related costs and $7.9 million of stock-based compensation expense recorded to SG&A and R&D.

For the full year 2014, non-GAAP operating expense totaled $501.6 million consisting of $358.7 million of GAAP SG&A and $192.8 million of GAAP R&D expense and excluding $16.5 million of total non-recurring expense and transaction-related costs and $33.4 million of stock-based compensation expense recorded to SG&A and R&D. For the full year 2013, non-GAAP operating expense totaled $526.2 million consisting of $419.6 million of GAAP SG&A and $199.8 million of GAAP R&D expense and excluding $61.8 million of total non-recurring expense and transaction-related costs and $31.4 million of stock-based compensation expense recorded to SG&A and R&D.

  Non-GAAP operating income consists of GAAP operating income/(loss) as reported and adds back deferred revenue and other adjustments booked for GAAP purposes and excludes acquisition-related amortization, stock-based compensation expense, non-recurring expenses and transaction-related costs, and non-cash asset impairment charges.
  Non-GAAP net income consists of GAAP net income/(loss) as reported, and adds back deferred revenue and other adjustments, acquisition-related amortization, stock-based compensation expense, non-recurring expenses and transaction-related costs, non-cash charges to interest expense and other, and non-cash asset impairment charges, in each case net of any related tax effects. Non-GAAP net income also includes a tax rate alignment adjustment.
  Non-GAAP effective income tax rate is based on non-GAAP pre-tax earnings and consists of the statutory federal income rate, Allscripts effective state income tax rate, and adjustments for permanent differences.
  Adjusted EBITDA is a non-GAAP measure and consists of GAAP net income (loss) as reported and adjusts for: tax provision (benefit); interest expense and other income, net; stock-based compensation expense; depreciation and amortization; deferred revenue and other adjustments; non-recurring and transaction-related costs; and non-cash asset impairment charges.

Deferred Revenue and Other Adjustments. Deferred revenue and other adjustments includes acquisition-related deferred revenue adjustments, which reflect the fair value adjustments to deferred revenues acquired in business acquisitions. The fair value of deferred revenue represents an amount equivalent to the estimated cost plus an appropriate profit margin, to perform services related to the acquiree's software and product support, which assumes a legal obligation to do so, based on the deferred revenue balances as of the acquisition date. Also included are adjustments for the vesting of a warrant issued to a commercial partner and the effects of straight-lining contractual pricing adjustments over the performance period. Allscripts adds back deferred revenue and other adjustments for its non-GAAP financial measures because it believes the inclusion of this amount directly correlates to the underlying performance of Allscripts operations.

Acquisition-Related Amortization. Acquisition-related amortization expense is a non-cash expense arising primarily from the acquisition of intangible assets in connection with acquisitions or investments. Allscripts excludes acquisition-related amortization expense from non-GAAP gross profit, non-GAAP operating income and non-GAAP net income because it believes (i) the amount of such expenses in any specific period may not directly correlate to the underlying performance of Allscripts business operations and (ii) such expenses can vary significantly between periods as a result of new acquisitions and full amortization of previously acquired intangible assets. Investors should note that the use of these intangible assets contributed to revenue in the periods presented and will contribute to future revenue generation, and the related amortization expense will recur in future periods.

Stock-Based Compensation Expense. Stock-based compensation expense is a non-cash expense arising from the grant of stock-based awards to employees. Allscripts excludes stock-based compensation expense from non-GAAP gross profit, non-GAAP operating income, non-GAAP net income and Adjusted EBITDA because it believes (i) the amount of such expenses in any specific period may not directly correlate to the underlying performance of Allscripts business operations and (ii) such expenses can vary significantly between periods as a result of the timing of grants of new stock-based awards, including grants in connection with acquisitions. Investors should note that stock-based compensation is a key incentive offered to employees whose efforts contributed to the operating results in the periods presented and are expected to contribute to operating results in future periods and such expense will recur in future periods.

Non-Recurring Expenses and Transaction-Related Costs. Non-recurring expenses relate to certain severance, product consolidation, legal proceedings, consulting, and other charges incurred in connection with activities that are considered one-time.  Transaction-related costs include deferred compensation expenses incurred in connection with the acquisition of dbMotion, Ltd.

Allscripts excludes non-recurring expenses and transaction-related costs from non-GAAP gross profit, non-GAAP operating income, non-GAAP net income and Adjusted EBITDA because it believes (i) the amount of such expenses in any specific period may not directly correlate to the underlying performance of Allscripts business operations and (ii) such expenses can vary significantly between periods.

Non-Cash Charges to Interest Expense and Other. Non-cash charges to interest expense and other includes non-cash amortization of the fair value of the cash conversion option embedded in the 1.25 percent Cash Convertible Notes issued by Allscripts during the second quarter of 2013. Also included in this amount are non-cash adjustments to reflect changes in the fair value of derivative financial instruments related to the 1.25 percent Cash Convertible Notes that do not qualify for hedge accounting treatment.

Non-Cash Asset Impairment Charges. Asset impairment charges relate primarily to product consolidation activities.

Tax Rate Alignment.  Tax adjustment aligns the applicable period's effective tax rate to the expected annual non-GAAP effective tax rate. Accordingly, the non-GAAP effective tax rate for the three months and year ended December 31, 2014 excludes the impact of deferred tax asset valuation allowance adjustments recorded in the fourth quarter.

Management also believes that non-GAAP revenue, gross profit, SG&A, operating expense, operating income, net income and non-GAAP net income on a per share basis, and Adjusted EBITDA, provide useful supplemental information to management and investors regarding the underlying performance of Allscripts business operations. Acquisition accounting adjustments made in accordance with GAAP can make it difficult to make meaningful comparisons of the underlying operations of the business without considering the non-GAAP adjustments provided and discussed herein. Management also uses this information internally for forecasting and budgeting, as it believes that these measures are indicative of core operating results. In addition, management may use non-GAAP revenue, SG&A, operating expense, operating income, net income and/or Adjusted EBITDA to measure achievement under Allscripts stock and cash incentive compensation plans. Note, however, that non-GAAP revenue, gross profit, operating income and net income and non-GAAP net income on a per share basis and Adjusted EBITDA are performance measures only, and they do not provide any measure of cash flow or liquidity. Non-GAAP financial measures are not in accordance with, or an alternative for, measures of financial performance prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Allscripts results of operations as determined in accordance with GAAP. Investors and potential investors are encouraged to review the reconciliation of non-GAAP financial measures with GAAP financial measures contained within the attached condensed consolidated financial statements.

Free Cash Flow. Free cash flow is calculated based on operating cash flow in the applicable period, net of capital expenditures and capitalized software costs. For 2014, Allscripts free cash flow equaled $36 million, consisting of operating cash flow of $103 million minus $26 million of capital expenditures and $41 million of capitalized software development costs.

CONTACT: Investors:
         Seth Frank
         312-506-1213
         seth.frank@allscripts.com

         Media:
         Concetta Di Franco
         312-447-2466
         Concetta.difranco@allscripts.com